UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Courtside Acquisition Corp.
(Name of Issuer)

Common Stock, $0.0001 Par Value
(Title of Class of Securities)

22274N102
(CUSIP Number)

June 1, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22274N102			13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Woodland Partners

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐

(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

		5	SOLE VOTING POWER
	Number of		268,500 shares
Shares
	Beneficially	6	SHARED VOTING POWER
	Owned By		0 shares
Each
	Reporting	7	SOLE DISPOSITIVE POWER
	Person		268,500 shares
With
		8	SHARED DISPOSITIVE POWER
0 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
268,500 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 22274N102			13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Barry Rubenstein

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐

(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

		5	SOLE VOTING POWER
	Number of		590,000 shares
Shares
	Beneficially	6	SHARED VOTING POWER
	Owned By		928,500 shares
Each
	Reporting	7	SOLE DISPOSITIVE POWER
	Person		590,000 shares
With
		8	SHARED DISPOSITIVE POWER
928,500 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,518,500 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 22274N102			13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Marilyn Rubenstein

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐

(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

		5	SOLE VOTING POWER
	Number of		0 shares
Shares
	Beneficially	6	SHARED VOTING POWER
	Owned By		928,500 shares
Each
	Reporting	7	SOLE DISPOSITIVE POWER
	Person		0 shares
With
		8	SHARED DISPOSITIVE POWER
928,500 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
928,500 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 22274N102			13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Woodland Venture Fund

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐

(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

		5	SOLE VOTING POWER
	Number of		285,000 shares
Shares
	Beneficially	6	SHARED VOTING POWER
	Owned By		0 shares
Each
	Reporting	7	SOLE DISPOSITIVE POWER
	Person		285,000 shares
With
		8	SHARED DISPOSITIVE POWER
0 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
285,000 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 22274N102			13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Seneca Ventures

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐

(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

		5	SOLE VOTING POWER
	Number of		215,000 shares
Shares
	Beneficially	6	SHARED VOTING POWER
	Owned By		0 shares
Each
	Reporting	7	SOLE DISPOSITIVE POWER
	Person		215,000 shares
With
		8	SHARED DISPOSITIVE POWER
0 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
215,000 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 22274N102			13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Woodland Services Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐

(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

		5	SOLE VOTING POWER
	Number of		0 shares
Shares
	Beneficially	6	SHARED VOTING POWER
	Owned By		500,000 shares
Each
	Reporting	7	SOLE DISPOSITIVE POWER
	Person		0 shares
With
		8	SHARED DISPOSITIVE POWER
500,000 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
500,000 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

Item 1.

	(a)	Name of Issuer:

Courtside Acquisition Corp.

	(b)	Address of Issuer’s Principal Executive Offices:

1700 Broadway
17th Floor
New York, New York 10019

Item 2.

1	(a)	Name of Person Filing:	Woodland Partners
	(b)	Address of Principal Business Office, or, if none, Residence:
68 Wheatley Road
Brookville, New York 11545
	(c)	Place of Organization:	New York
	(d)	Title of Class of Securities:	Common Stock, $0.0001 par value per share
	(e)	CUSIP Number:	22274N102

2	(a)	Name of Person Filing:	Barry Rubenstein
	(b)	Address of Principal Business Office, or, if none, Residence:
68 Wheatley Road
Brookville, New York 11545
	(c)	Citizenship:	United States
	(d)	Title of Class of Securities:	Common Stock, $0.0001 par value per share
	(e)	CUSIP Number:	22274N102

3	(a)	Name of Person Filing:	Marilyn Rubenstein
	(b)	Address of Principal Business Office, or, if none, Residence:
68 Wheatley Road
Brookville, New York 11545
	(c)	Citizenship:	United States
	(d)	Title of Class of Securities:	Common Stock, $0.0001 par value per share
	(e)	CUSIP Number:	22274N102

4	(a)	Name of Person Filing:	Woodland Venture Fund
	(b)	Address of Principal Business Office, or, if none, Residence:
68 Wheatley Road
Brookville, New York 11545
	(c)	Place of Organization:	New York
	(d)	Title of Class of Securities:	Common Stock, $0.0001 par value per share
	(e)	CUSIP Number:	22274N102

5	(a)	Name of Person Filing:	Seneca Ventures
	(b)	Address of Principal Business Office, or, if none, Residence:
68 Wheatley Road
Brookville, New York 11545
	(c)	Place of Organization:	New York
	(d)	Title of Class of Securities:	Common Stock, $0.0001 par value per share
	(e)	CUSIP Number:	22274N102

6	(a)	Name of Person Filing:	Woodland Services Corp.
	(b)	Address of Principal Business Office, or, if none, Residence:
68 Wheatley Road
Brookville, New York 11545
	(c)	Place of Organization:	New York
	(d)	Title of Class of Securities:	Common Stock, $0.0001 par value per share
	(e)	CUSIP Number:	22274N102

Item 3.	If this statement is filed pursuant to §240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.78c)

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

     Each Unit of Courtside Acquisition Corp. consists of one share of common stock, 0.0001 par value per share (the “Common Stock”), and two redeemable common stock purchase warrants (the “Warrants”). Each Warrant entitles the holder to purchase one share of Common Stock at a price of $5.00.

Each Warrant becomes exercisable on the later to occur of the Issuer’s completion of a business combination, or June 30, 2006, and expires on June 29, 2009, or earlier upon redemption.

     The percentages of beneficial ownership shown below are based on 16,800,000 shares of Common Stock outstanding as of May 9, 2007, as reported in the Issuer’s quarterly report on Form 10-Q for the period ended March 31, 2007.

      The following includes securities of the Issuer held by the reporting persons as of June 1, 2007.

1.	Woodland Partners:

	(a)	Amount Beneficially Owned: 268,500[1,2] shares.

	(b)	Percent of Class: 1.6%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote: 268,500 [1,2] shares.

		(ii)	shared power to vote or to direct the vote: 0 shares.

		(iii)	sole power to dispose or to direct the disposition of: 268,500 [1,2] shares.

		(iv)	shared power to dispose or to direct the disposition of: 0 shares.

2.	Barry Rubenstein:

(a)

Amount Beneficially Owned: 1,518,500[1,2,3,4,5,6,7,8,9,10] shares. Barry Rubenstein is a general partner of Seneca Ventures, Woodland Venture Fund and Woodland Partners, and an officer and director of Woodland Services Corp. Mr. Rubenstein is the husband of Marilyn Rubenstein.

	(b)	Percent of Class: 9.0%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote: 590,000[3,4] shares

		(ii)	shared power to vote or to direct the vote: 928,500[1,2,5,6,7,8,9,10] shares.

		(iii)	sole power to dispose or to direct the disposition of: 590,000[3,4] shares.

		(iv)	shared power to dispose or to direct the disposition of: 928,500[1,2,5,6,7,8,9,10] shares.

3.	Marilyn Rubenstein:

(a)

Amount Beneficially Owned: 928,500[1,2,5,6,7,8,9,10] shares. Marilyn Rubenstein is a general partner of Woodland Partners, and an officer of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.

1 Includes 268,500 shares of Common Stock owned by Woodland Partners.

2 Does not include 571,500 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Partners.

3 Includes 590,000 shares of Common Stock held by the Barry Rubenstein Rollover IRA account.

4 Does not include 684,600 shares of Common Stock issuable upon the exercise of the Warrants held by the Barry Rubenstein Rollover IRA account.

5 Includes 160,000 shares of Common Stock held in a joint account by Barry Rubenstein and Marilyn Rubenstein.

6 Includes 285,000 shares of Common Stock owned by Woodland Venture Fund.

7 Does not include 200,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Venture Fund.

8 Includes 215,000 shares of Common Stock owned by Seneca Ventures.

9 Does not include 200,000 shares of Common Stock issuable upon the exercise of the Warrants held by Seneca Ventures.

10The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

	(b)	Percent of Class: 5.5%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote: 0 shares.

		(ii)	shared power to vote or to direct the vote: 928,500[1,2,5,6,7,8,9,10] shares.

		(iii)	sole power to dispose or to direct the disposition of: 0 shares.

		(iv)	shared power to dispose or to direct the disposition of: 928,500[1,2,5,6,7,8,9,10] shares.

4.	Woodland Venture Fund:

	(a)	Amount Beneficially Owned: 285,000[6,7] shares.

	(b)	Percent of Class: 1.7%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote: 285,000[6,7] shares.

		(ii)	shared power to vote or to direct the vote: 0 shares.

		(iii)	sole power to dispose or to direct the disposition of: 285,000[6,7] shares.

		(iv)	shared power to dispose or to direct the disposition of: 0 shares.

5	Seneca Ventures:

	(a)	Amount Beneficially Owned: 215,000,8,9 shares.

	(b)	Percent of Class: 1.3%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote: 215,000[8,9] shares.

		(ii)	shared power to vote or to direct the vote: 0 shares.

		(iii)	sole power to dispose or to direct the disposition of: 215,000[8,9] shares.

		(iv)	shared power to dispose or to direct the disposition of: 0 shares.

6.	Woodland Services Corp.:

	(a)	Amount Beneficially Owned: 500,000[6,7,8,9,10] shares. Woodland Services Corp. is a general partner of Seneca Ventures and Woodland Venture Fund.

	(b)	Percent of Class: 3.0%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote: 0 shares.

		(ii)	shared power to vote or to direct the vote: 500,000[6,7,8,9,10] shares.

		(iii)	sole power to dispose or to direct the disposition of: 0 shares.

		(iv)	shared power to dispose or to direct the disposition of: 500,000[6,7,8,9,10] shares.

Item 5.		Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Instruction:	Dissolution of a group requires a response to this item.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security
Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: June 7, 2007

WOODLAND PARTNERS

	By:	/s/ Barry Rubenstein
Barry Rubenstein, a General Partner

WOODLAND VENTURE FUND

	By:	/s/ Barry Rubenstein
Barry Rubenstein, a General Partner

SENECA VENTURES

	By:	/s/ Barry Rubenstein
Barry Rubenstein, a General Partner

WOODLAND SERVICES CORP.

	By:	/s/ Barry Rubenstein
Barry Rubenstein, President

/s/ Barry Rubenstein
Barry Rubenstein

/s/ Marilyn Rubenstein
Marilyn Rubenstein

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

     13G
EXHIBIT A
JOINT FILING AGREEMENT

     The undersigned hereby agree that the Statement on Schedule 13G with respect to the securities of Courtside Acquisition Corp. and any further amendments thereto executed by each and any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

     This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: June 7, 2007

WOODLAND PARTNERS

By:	/s/ Barry Rubenstein
Barry Rubenstein, a General Partner

WOODLAND VENTURE FUND

By:	/s/ Barry Rubenstein
Barry Rubenstein, a General Partner

SENECA VENTURES

By:	/s/ Barry Rubenstein
Barry Rubenstein, a General Partner

WOODLAND SERVICES CORP.

By:	/s/ Barry Rubenstein
Barry Rubenstein, President

/s/ Barry Rubenstein
Barry Rubenstein

/s/ Marilyn Rubenstein
Marilyn Rubenstein